EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1/A of our report dated August 9, 2013, of Tango Supplies Inc. relating to the financial statements as of March 31, 2013 and 2012 and from the period of inception (August 27, 2010) through March 31, 2013 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

August 9, 2013